Exhibit 99.1
AMKOR PRICES $100 MILLION CONVERTIBLE SUBORDINATED NOTE OFFERING
CHANDLER, Ariz., November 14, 2005 — Amkor Technology, Inc. (Nasdaq: AMKR) today announced the pricing of an offering of $100 million of convertible subordinated notes due 2013 to James J. Kim and certain affiliated entities of James J. Kim in a private placement. The notes will bear interest at a rate of 6.25 percent per year, will be convertible into Amkor’s common stock at a conversion price of $7.49 per share and will be subordinated to the prior payment in full of all of Amkor’s senior and senior subordinated debt. The sale of the notes is expected to close on November 18, 2005.
Amkor intends to use the net proceeds from the sale of the notes in this offering to refinance a portion of its outstanding $233 million aggregate principal amount of 5.75 percent Convertible Subordinated Notes due 2006 in a manner such that the notes constitute permitted refinancing indebtedness under Amkor’s outstanding senior and senior subordinated notes indentures.
At the initial conversion price, each $1,000 principal amount of notes will be convertible into approximately 133.5113 shares of Amkor’s common stock. The initial conversion price represents a 30 percent premium on the average closing bid price per share of Amkor’s common stock as reported on the Nasdaq National Market for the five (5) trading day period ending on November 11, 2005.
This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.